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                                  Bausch & Lomb Incorporated

                                         Exhibit 12

      Statement Regarding Computation of Ratio of Earnings to Fixed Charges

                                 (Dollar Amounts In Millions)


                                    June 26, 1999      December 26, 1998
Continuing earnings before
provision for income taxes
and minority interests                  $ 82.5                $ 119.7

Fixed charges                             49.5                  102.6

Capitalized interest, net of
  current period amortization              0.1                    0.3

Total earnings as adjusted              $132.1                 $222.6

Fixed charges:
   Interest (including
   interest expense and
   capitalized interest)                $ 48.7                 $100.7

Portion of rents
   representative of the
   interest factor                         0.7                    1.9

Total fixed charges                     $ 49.4                 $102.6

Ratio of earnings to
   fixed charges                           2.7                    2.2
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